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PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
TO PROSPECTUS DATED JULY 14, 2000                     REGISTRATION NO. 333-39316

                                4,265,318 SHARES

                               SANMINA CORPORATION
                                  COMMON STOCK

     This prospectus supplement relates to the resale by the selling stockholders of Sanmina Corporation common stock, par value of $0.01 per share and is filed to reflect the stock dividend issued to stockholders of record at December 18, 2000. The selling security holders acquired the original Sanmina common stock when Sanmina acquired Essex AB.

     This prospectus supplement should be read in conjunction with the prospectus dated July 14, 2000 which is to be delivered with this prospectus supplement and in conjunction with Sanmina's Current Report on Form 8-K dated as of March 2, 2001. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

     The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling stockholders as listed below. All information concerning beneficial ownership is accurate and complete to the best knowledge of Sanmina.

                                                            SHARES
                                                            OFFERED                  SHARES BENEFICIALLY
NAME OF SELLING STOCKHOLDER                                 HEREBY               OWNED AFTER OFFERING (1) (2)
                                                           ---------             ----------------------------
                                                                                    Number          Percent
                                                                                    ------          -------
Rune Glavare........................................         915,936                  0                *
Kjell Hogstrom......................................         585,312                  0                *
Lennart Svantesson..................................          68,400                  0                *
Ulf Lundkvist.......................................          28,686                  0                *
Lars Bergqvist......................................          47,086                  0                *
Per Myrstrom........................................          18,362                  0                *
Claudia Haggstrom...................................          25,234                  0                *
Orjan Soderberg.....................................          34,434                  0                *
Marita Sjodin.......................................          26,434                  0                *
Tord Berggren.......................................          26,434                  0                *
Veli-Matti Helenius.................................          96,962                  0                *
Ilkka Keskinen......................................          88,224                  0                *
Oiva Peltokangas....................................          76,858                  0                *
Veli-Matti Helenius.................................          82,528                  0                *
Eero Hernesmaa......................................          36,722                  0                *
Bernt Andersson.....................................          11,916                  0                *
Christer Hermansson.................................          30,348                  0                *
Juha Koskinen.......................................          11,916                  0                *
Antti Jokkitalo.....................................           2,976                  0                *
Goran Lundbom.......................................           9,180                  0                *
NC III Ltd..........................................           6,704                  0                *
Nordic Capital III Alpha LP.........................         532,776                  0                *

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
Nordic Capital III Beta LP..........................         390,134                  0                *
Handelsbanken Liv Forsakringsaktiebolag.............          83,900                  0                *
Atle AB.............................................          62,930                  0                *
Allmanna Pensionsfonden, sjatte fondstyrelsen.......         125,840                  0                *
Investment AB Bure..................................         125,840                  0                *
Kommunernas Pensionsforsakring......................          20,970                  0                *
Allmanna Pensionsfonden, sjatte fondstyrelsen.......         692,276                  0                *

*    Less than 1%.
----------

(1) The rules and regulations of the Commission determine beneficial ownership. Such beneficial ownership generally includes voting or investment power with respect to securities. Beneficial ownership is based on information as of March 1, 2001 and assumes that there is outstanding an aggregate of 318,191,081 shares of common stock. As of March 2, 2001, no options which vested within 60 days had been issued to the selling stockholders named in this prospectus supplement. Except as subject to community property laws where applicable, we believe, to the best of our knowledge, that the person named in the above table above has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him.

(2) Assumes the sale of all shares offered by this prospectus supplement and no other purchases or sales of Sanmina common stock. See "Plan of Distribution" beginning on page 12 of the prospectus.


     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES
              AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
                 MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                                  ------------

            The date of this Prospectus Supplement is March 2, 2001.



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